Misonix, Inc. Announces

Fourth Quarter and Fiscal Year 2013 Financial Results

BoneScalpel™ Sales Increase 33%

For Immediate Release

Investor Relations Contacts:
Misonix Contact:	Lytham Partners, LLC
Richard Zaremba	Robert Blum, Joe Dorame, Joe Diaz
631-694-9555	602-889-9700
invest@misonix.com	mson@lythampartners.com

FARMINGDALE, NY – September 24, 2013 — Misonix, Inc. (NASDAQ: MSON), an international surgical device company that designs, manufactures and markets innovative therapeutic ultrasonic products for spine surgery, skull based surgery, neurosurgery, wound debridement, cosmetic surgery, laparoscopic surgery and other surgical applications, today announced financial results for the fourth quarter and fiscal year 2013 ended June 30, 2013.

Highlights for the quarter and the fiscal year included:

•	BoneScalpel revenue for the fiscal year 2013 increased 33% to $6.3 million when compared to fiscal 2012.

•	BoneScalpel units sold or placed increased to 165 units in fiscal 2013 from 121 units in fiscal 2012. Placed units in the United States were 38 units in fiscal 2013 compared to 11 units in fiscal 2012.

•	BoneScalpel disposable revenue increased 65% to $4 million in fiscal 2013 from $2.4 million in fiscal 2012.

•	SonicOne® revenue increased 43% to $1.9 million in fiscal 2013; units increased to 46 units in fiscal 2013 vs. 23 units in fiscal 2012.

•	SonicOne disposable revenue increased 115% to $315,000 in fiscal 2013.

•	SonaStar® revenue decreased 9.7% to $5.3 million in fiscal 2013.

•	Revenue from the BoneScalpel, SonicOne and SonaStar increased 13.1% to $13.5 million for the fiscal year 2013 compared to $11.9 million for fiscal 2012.

•	Received regulatory approval in China to sell SonaStar and BoneScalpel.

•	BoneScalpel units placed in the 4th quarter fiscal 2013 were 17 units compared to 5 units in fiscal 2012.

•	BoneScalpel domestic disposables increased 167% in the 4th quarter fiscal 2013 to $339,000.

Full-year 2013 Financial Results

Net sales decreased 5% to $14.8 million for the full year ended June 30, 2013, as sales from legacy products continue to trail off as they approach end of life. This compares with fiscal year 2012 revenue of $15.7 million. BoneScalpel revenue for the full year increased 33% to $6.3 million compared to $4.8 million in the previous year. SonicOne revenue increased 43% in fiscal 2013 to $1.9 million compared to $1.3 million in fiscal 2012. SonaStar revenue decreased 9.7% in fiscal 2013 to $5.3 million from $5.9 million in fiscal 2012.

The financial results in fiscal 2013 included an additional $1.7 million investment in sales and marketing. Additionally, the Company recorded reserves totaling $850,000 against Anika and Soma inventory and the Soma minimum gross profit accrual of $440,000.

The Company reported a loss of $2.7 million or $.38 diluted earnings per share compared to net income of $366,000 or $.05 per diluted share in fiscal 2012. Excluding the impact of the reserve from inventory, accrual from the Soma minimum gross profit and the increased investment in sales and marketing, the Company would have reported approximately $0.04 full-year diluted earnings per share.

Fourth Quarter Fiscal 2013 Financial Results

Revenue for the three months ended June 30, 2013 was $3.8 million, a 29% decrease when compared to $5.3 million for the same period in fiscal 2012. BoneScalpel revenue was $1.5 million, SonaStar revenue was $1.4 million and SonicOne revenue was $430,000 for the fiscal fourth quarter 2013, a 14% decrease when compared to the results in fiscal 2012.

There were 17 BoneScalpel units placed during the fourth quarter fiscal 2013 compared to 5 BoneScalpel units placed during fiscal 2012. BoneScalpel domestic disposable sales increased 167% during the fourth quarter fiscal 2013 compared to the same period in fiscal 2012.

The Company reported a net loss of $1.5 million or $.22 diluted per share compared to net income of $445,000 or $.06 earnings per share in fiscal 2012. The Company recorded during its fourth fiscal quarter 2013 reserves of $850,000 million for the Anika and Soma inventory and the minimum gross profit requirement on the Soma product of $188,000.

Michael A. McManus, Jr., President and CEO, stated “Our flagship BoneScalpel, SonicOne and SonaStar products did very well in fiscal 2013. BoneScalpel and SonicOne did particularly well with solid double-digit growth in both the U.S. and internationally. As expected, revenue from our legacy products including the AutoSonix® and the LySonix® continue to trail off as they approach end of life status. For the year these products were down $2.4 million. Excluding legacy products, revenue from our core medical devices increased by 13% in a difficult selling environment. Our products continue to be well accepted by the surgical community around the world.”

“The present healthcare procurement environment makes it more attractive for us to consign our products in the U.S. in conjunction with a commitment to purchase a set number of disposables,” continued Mr. McManus. “This sales strategy results in lower early revenues but sets the stage for more consistent recurring revenue growth, which generate higher margins, in the future. In that regard, we look to expand the number of instruments placed in the field as our lead indicator for growth. More units in the field will yield greater recurring revenue at higher margins.”

“During fiscal 2013 we announced that the BoneScalpel was finally approved for sale in China and we are very excited about the potential for the product in that new market in the coming years. We also continued investment in the marketing and sales of our products worldwide during the fiscal year. In that regard, we hired Scott Ludecker as our VP of Worldwide Sales with the goal of upgrading our worldwide sales team and driving more consistent revenue growth. The number of trained distributors both domestically and internationally was expanded. We added line extensions in blades, participated in the production of six clinical studies, conducted an increasing number of cadaver training labs and continued active participation in professional shows and conferences worldwide. All in all, fiscal 2013 was a solid foundational year that sets the stage for improving operational and financial results in the coming years.” concluded Mr. McManus.

Conference Call:

The Company has scheduled a conference call that same day, Tuesday, September 24, 2013, at 4:30 pm ET to review the results. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company's website at www.misonix.com.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 10033492. A webcast replay will be available in the Investor Relations section of the Company's website at www.misonix.com for 30 days.

About Misonix
Misonix, Inc. designs, develops, manufactures and markets therapeutic ultrasonic medical devices. Misonix's therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix's proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company's Web site at www.misonix.com.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company's business lines, and other factors discussed in the Company's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

Financial Tables to Follow

MISONIX, INC. And Subsidiaries

Consolidated Balance Sheets

Unaudited

	June 30, 2013	June 30, 2012

Assets
Current Assets:
Cash and cash equivalents	$5,806,437	$6,273,015
Accounts receivable, less allowance for doubtful accounts of $214,641 and $155,739, respectively	2,974,641	3,158,084
Inventories, net	4,034,477	4,380,841
Prepaid expenses and other current assets	387,371	306,691
Note receivable	-	198,117
Total current assets	13,202,926	14,316,748

Property, plant and equipment, net	1,326,586	891,822
Goodwill	1,701,094	1,701,094
Intangible and other assets	1,129,321	1,403,173
Total assets	$17,359,927	$18,312,837

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$2,208,999	$1,507,695
Accrued expenses and other current liabilities	1,276,963	1,074,932
Total current liabilities	3,485,962	2,582,627

Deferred income	72,934	117,147
Deferred lease liability	23,811	22,996
Total liabilities	3,582,707	2,722,770

Commitments and contingencies

Stockholders' equity:
Capital stock, $0.01 par value - shares authorized 20,000,000, 7,233,884 and 7,082,920 shares issued and 7,156,324 and 7,005,360 shares outstanding, respectively	72,339	70,829
Additional paid-in capital	26,989,559	26,132,951
Accumulated deficit	(12,873,685)	(10,202,720)
Treasury stock, at cost, 77,560 shares	(410,993)	(410,993)
Total stockholders' equity	13,777,220	15,590,067
Total liabilities and stockholders' equity	$17,359,927	$18,312,837

MISONIX, INC. And Subsidiaries

Condensed Consolidated Statements of Operations

Unaudited

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net sales	$3,758,983	$5,300,520	$14,827,226	$15,678,000

Cost of goods sold	2,474,054	2,240,933	7,427,247	6,467,126

Gross profit	1,284,929	3,059,587	7,399,979	9,210,874

Selling expenses	2,007,337	1,411,752	6,776,204	5,031,831
General and administrative expenses	1,155,818	1,102,320	4,446,489	4,376,554
Research and development expenses	352,769	345,241	1,496,058	1,292,225
Total operating expenses	3,515,924	2,859,313	12,718,751	10,700,610

(Loss) income from operations	(2,230,995)	200,274	(5,318,772)	(1,489,736)

Total other income	683,414	136,768	2,396,829	686,189

(Loss) income from continuing operations before income taxes	(1,547,581)	337,042	(2,921,943)	(803,547)

Income tax (benefit) expense	(19,899)	93,353	(75,196)	(194,782)

Net (loss) income from continuing operations	(1,527,682)	243,689	(2,846,747)	(608,765)

Net (loss) income from discontinued operations, net of tax	(6,018)	201,124	175,782	975,090
Net (loss) income	$(1,533,700)	$444,813	$(2,670,965)	$366,325

Net (loss) income per share from continuing operations-Basic	$(0.22)	$0.03	$(0.40)	$(0.09)
Net (loss) income per share from discontinued operations-Basic	0.00	0.03	0.02	0.14
Net (loss) income per share-Basic	$(0.22)	$0.06	$(0.38)	$0.05

Net (loss) income per share from continuing operations-Diluted	$(0.22)	$0.03	$(0.40)	$(0.09)
Net (loss) income per share from discontinued operations-Diluted	0.00	0.03	0.02	0.14
Net (loss) income per share-Diluted	$(0.22)	$0.06	$(0.38)	$0.05

Weighted average common shares-basic	7,115,557	7,001,404	7,050,423	7,001,930

Weighted average common shares-diluted	7,115,557	7,001,404	7,050,423	7,001,930